AWARD NOTICE
AND
PERFORMANCE SHARE UNIT AGREEMENT
HILTON 2017 OMNIBUS INCENTIVE PLAN
The Participant has been granted Performance Shares with the terms set forth in this Award Notice, and subject to the terms and conditions of the Plan and the Performance Share Unit Agreement (including the terms and conditions set forth in the appendices and exhibits attached thereto, the “Agreement”) to which this Award Notice is attached. Capitalized terms used and not defined in this Award Notice will have the meanings set forth in the Performance Share Unit Agreement and the Plan.
Participant Name: #ParticipantName#
Date of Grant: #GrantDate#
Number of Performance Shares Granted: #QuantityGranted# Performance Shares
Final Date of Performance Periods: December 31, 2028

Performance Component (each weighted at 25%)	Threshold (Achievement Percentage of 50%)	Target (Achievement Percentage of 100%)	Maximum (Achievement Percentage of 200%)	Performance Period
2028 Adjusted EBITDA				January 1, 2028 to December 31, 2028
2028 FCF/Share				January 1, 2028 to December 31, 2028
2026 – 2028 NUG CAGR				January 1, 2026 to December 31, 2028
2028 RevPAR Index (Growth over Prior Year)				January 1, 2028 to December 31, 2028

(a.Performance Components:
(a)The extent to which each Performance Component is satisfied and the number of Performance Shares which become vested shall be calculated with respect to each Performance Component in accordance with the table set forth above; provided that if the number of Performance Shares is not evenly divisible by four (4), then no fractional Shares will vest and the Shares attributable to each Performance Component will be as equal as possible with the residual Shares allocated to the Adjusted EBITDA Performance Component. All determinations with respect to the Performance Components shall be made by the Committee in its sole discretion and the Performance Components shall not be achieved and the Performance Shares shall not be delivered until the Committee certifies the extent to which such Performance Components have been met. The total number of Performance Shares which become vested based on the achievement of the Performance Components shall be equal to (x) the total number of Performance Shares specified above for each applicable Performance Component multiplied by (y) the Achievement Percentage determined pursuant to the table set forth above for the applicable Performance Component and the applicable weighting multiplier, and rounded down to the nearest whole Share.
(b)Any Performance Component measures may at any time be adjusted to exclude the impact of the following events: (i) asset write-downs; (ii) litigation, claims, judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) acquisitions or divestitures; (vi) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (vii) foreign exchange gains and losses or fluctuation in currency exchange rates; (viii) discontinued operations and nonrecurring charges; (ix) a change in the Company’s fiscal year; and (x) any other event described in Section 13 of the Plan.
(b.Definitions. For the purposes of this Award Notice:
(a)“Achievement Percentage” shall be determined pursuant to the table set forth above with respect to the threshold, target, and maximum levels for each Performance Component, or a percentage determined using linear interpolation if actual performance falls between threshold and target, or between target and maximum levels (and rounded to the nearest whole percentage point and, if equally between two percentage points, rounded up). Performance at below threshold level will result in an Achievement Percentage of 0% for that performance component, and performance at or above maximum level will result in an Achievement Percentage of 200% for that performance component.
(b)“Adjusted EBITDA” means the Company’s earnings before interest expense, income taxes and depreciation and amortization and further adjusted to exclude gains, losses, revenues and expenses in connection with: (i) asset dispositions for both consolidated and unconsolidated investments; (ii) foreign currency transactions; (iii) debt restructurings and retirements; (iv) furniture, fixtures and equipment replacement reserves required under certain lease agreements; (v) share-based compensation; (vi) reorganization, severance, relocation and other expenses; (vii) non-cash impairment; (viii) amortization of contract acquisition costs; (ix) cost reimbursement revenues and reimbursed expenses; and (x) other items.

(c)“FCF/Share” is calculated as (i) net cash provided by (used in) operating activities reported in accordance with U.S. GAAP, less (ii) capital expenditures as disclosed by the Company in reports filed with or furnished to the SEC, less (iii) the net impact on annual adjusted free cash flow resulting from any loyalty program advanced points sale, plus (iv) costs and expenses, including tax payments, relating to asset purchases and disposals, less (v) the impact of other non-recurring cash items; with the sum of (i)-(v) divided by (vi) the Company’s reported diluted weighted average shares of Common Stock (as defined in the Plan) outstanding for the last calendar year being measured.
(d)“NUG” means the Company’s managed and franchised (“M&F”) hotel net unit growth, which is calculated as (i) the M&F hotel room count at the end of a period, less (ii) the M&F hotel room count at the beginning of the period, less (iii) the impact of any business or portfolio acquisition or disposition upon close of the transaction (i.e., open hotels on day 1 for an acquisition) and (iv) excluding any transfer between ownership type.
(e)“NUG CAGR” means compound annual growth rate at which the M&F hotel portfolio grew by at the end of the Performance Period (2028) relative to the portfolio at the end of 2025, excluding the impact of any business or portfolio acquisition or disposition upon close of the transaction and any transfer between ownership type, assuming a steady growth rate, as calculated at the end of the Performance Period using the following formula:
(i)((Year End 2028 M&F Hotel Room Count/Year End 2025 M&F Hotel Room Count)(Time Period)) – 1.
(ii)where “Time Period” means a fraction, with a numerator of 4 and a denominator equal to the number of full fiscal quarters completed during the Performance Period (i.e., 4/12 or 1/3).
(f)“Performance Component” means the performance criteria applicable to an Award, as set forth on the Award Notice.
(g)“RevPAR” means revenue per available room and is calculated by dividing hotel room revenue by the total number of room nights available to guests for a given period.
(h)“RevPAR Index” is calculated as the weighted average of the Company’s relative share of RevPAR compared to each hotel’s competitive set, as defined by STR, Inc. and related institutions, for the Company’s comparable hotels, as defined in the Company’s reports filed with or furnished to the SEC, as of the period end.
(i)“RevPAR Index Growth” is calculated as RevPAR Index for the final year of the Performance Period (2028) less the RevPAR Index for the year prior (2027), using the Company’s comparable hotels, as defined in the Company’s reports filed with or furnished to the SEC, as of the end of the Performance Period (2028).

PERFORMANCE SHARE UNIT AGREEMENT

HILTON 2017 OMNIBUS INCENTIVE PLAN
This Performance Share Unit Agreement, effective as of the Date of Grant (as defined below), is between Hilton Worldwide Holdings Inc., a Delaware corporation (the “Company”), and the individual listed in the Award Notice as the “Participant.” Capitalized terms have the meaning set forth in Section 25, or, if not otherwise defined herein, in Appendix A attached hereto or the Hilton 2017 Omnibus Incentive Plan (as it may be amended, the “Plan”), as applicable.
(a.Grant and Vesting of Performance Shares.
(a)The Company grants the Participant on the Date of Grant the number of Performance Shares as provided in the Award Notice, subject to and in accordance with the terms, conditions and restrictions in the Plan, the Award Notice, and this Agreement.
(b)As promptly as practicable (and, in no event more than 2.5 months) following the last day of the Performance Period, the Committee will determine whether the Performance Components have been satisfied (the date of such determination, the “Determination Date”), and, except as provided in Section 3, and to the extent not previously vested or forfeited as provided in this Agreement, any Performance Shares with respect to which the Performance Components have been satisfied will become vested effective as of the last day of the Performance Period (December 31, 2026). Following the Determination Date (and, in no event more than 2.5 months following the last day of the Performance Period), the Company will deliver to the Participant one Share for each vested Performance Share (as adjusted under the Plan), pursuant to this Section 1, and such vested Performance Share will be cancelled upon delivery of the Share. Any Performance Share which does not become vested effective as of the last day of the Performance Period will be cancelled and forfeited without consideration or any further action by the Participant or the Company. In the event of an equity restructuring, the Committee will adjust any Performance Component to the extent it is affected by such restructuring in order to preserve (without enlarging) the likelihood that such Performance Component will be satisfied. The manner of such adjustment will be determined by the Committee in its sole discretion. For this purpose, “equity restructuring” means an “equity restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 718-10 (formerly Statement of Financial Accounting Standards 123R).
(c)The Company will, as soon as reasonably practicable following the applicable vesting date (and in any event within 2.5 months of the vesting date), issue the Share underlying such vested Performance Share to the Participant, free and clear of all restrictions. The Company will pay any costs incurred in connection with issuing the Shares. Notwithstanding anything in this Agreement to the contrary, the Company will have no obligation to issue or transfer the Shares as contemplated by this Agreement unless and until such issuance or transfer complies with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares are listed for trading. For the avoidance of doubt, unless otherwise provided in Section 2 below, the Participant is not entitled to pro-rata vesting of any Shares if the Participant is employed for only a portion of the vesting period, but no longer employed on the respective vesting date.

(b.Termination of Employment.
(a)Subject to Section 2(b), Section 2(c), or Section 2(d) below, in the event that the Participant’s employment with the Company Group terminates for any reason, any unvested Performance Shares will be forfeited and all of the Participant’s rights under this Agreement will cease as of the effective date of Termination (the “Termination Date”) (unless otherwise provided for by the Committee in accordance with the Plan).
(b)In the event the Participant’s employment with the Company Group is terminated by the Company Group due to or during the Participant’s Disability or due to the Participant’s death, the full number of Performance Shares granted hereunder will become immediately vested (irrespective of performance) as of the Termination Date, and will thereafter be settled and the respective Shares issued to the Participant in accordance with Section 1(c).
(c)In the event the Participant’s employment with the Company Group is terminated as a result of the Participant’s Retirement after the date that is six (6) months after the Date of Grant, a pro-rated number of the Performance Shares will remain outstanding and eligible to vest, notwithstanding such termination of employment, based on (and to the extent) the Committee’s determination that the Performance Components have been satisfied on the Determination Date, in accordance with the schedule set forth in the Award Notice, so long as no Restrictive Covenant Violation occurs (as determined by the Committee, or its designee, in its sole discretion) prior to the Determination Date, with such pro-ration based on the number of days between January 1, 2026 and the Termination Date (inclusive) relative to the number of calendar days in the period (i.e. 1,095 or 1,096). As a pre-condition to the Participant’s right to continued vesting following Retirement, the Committee or its designee, may require the Participant to certify in writing prior to the applicable vesting date that no Restrictive Covenant Violation has occurred.
(d)If the Participant’s employment with the Company Group terminates for any reason after the last day of the Performance Period and before the Determination Date (other than a termination by the Company Group for Cause or by the Participant while grounds for Cause exist), and no Restrictive Covenant Violation occurs prior to the Determination Date, then all Performance Shares will remain outstanding and eligible to vest based on (and to the extent) the Committee determines that the Performance Components have been satisfied on the Determination Date.
(e)The Participant’s rights with respect to the Performance Shares will not be affected by any change in the nature of the Participant’s employment so long as the Participant continues to be employed by the Company Group. Whether (and the circumstances under which) employment has terminated and the determination of the Termination Date for the purposes of this Agreement will be determined by the Committee (or, with respect to any Participant who is not a director or Officer, its designee, whose good faith determination will be final, binding and conclusive; provided, that such designee may not make any such determination with respect to the designee’s own employment for purposes of the Performance Shares).

(c.Effect of a Change in Control.
(a)Adjustment to Number and Vesting Terms of Performance Shares. Subject to Section 13 of the Plan, in the event of a Change in Control during the Participant’s employment or while any Performance Shares remain outstanding and eligible to vest, and prior to the completion of the Performance Period, the number of Performance Shares eligible to vest under this Agreement will be determined as of the date of the Change in Control (such resulting award, the “Adjusted Award”), with the number of Performance Shares either (x) determined based on actual performance through the most recently completed fiscal quarter, measured against performance levels using only the number of fiscal quarters completed prior to the date of such Change in Control, or (y) determined by the Committee in its good faith discretion. The Performance Shares outstanding under the Adjusted Award will remain outstanding and eligible to vest on the last day of the Performance Period, subject to the Participant’s continued employment through such date (or if the Participant’s Retirement in accordance with Section 2(c) occurred prior to the Change in Control, subject to the Participant’s continued satisfaction of Section 2(c)), and will thereafter be settled and the respective Shares issued to the Participant in accordance with Section 1.
(b)Certain Terminations Following a Change in Control. Notwithstanding anything herein to the contrary, if the Participant’s employment with the Company Group is terminated by the Company Group without Cause, due to or during the Participant’s Disability, or due to the Participant’s death during the 12-month period immediately following a Change in Control, the Performance Shares subject to the Adjusted Award will become immediately vested as of the Termination Date, and will thereafter be settled and the respective Shares issued to the Participant in accordance with Section 1.
(d.Tax Withholding. In connection with the settlement of any Performance Shares under Section 1, the Company will withhold a number of Shares in the amount necessary to satisfy applicable U.S. and non-U.S. Federal, state, or local tax or other withholding requirements, if any (“Withholding Taxes”) in accordance with Section 15(d) of the Plan (or, if the Participant is subject to Section 16 of the Exchange Act at such time, such amount which would not result in adverse consequences under GAAP), unless otherwise agreed to in writing by the Participant and the Company. If any Withholding Taxes become due prior to the settlement of any Performance Shares, the Committee may accelerate the vesting of a number of Performance Shares equal in value to the Withholding Taxes, the Shares to be issued in settlement of such accelerated Performance Shares will be withheld by the Company, and the number of Performance Shares so accelerated will reduce the number of Performance Shares which would otherwise become vested on the applicable vesting date. The number of Performance Shares or Shares equal to the Withholding Taxes will be determined using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the date of determination, and may be rounded up to the nearest whole Performance Share or Share.
(e.Dividend Equivalents. With respect to the Performance Shares, the Participant shall be credited with dividend equivalents as and when dividends are paid to the Company’s other shareholders. Dividend equivalents shall accumulate and be paid to the Participant in cash (without interest) as and when the Performance Shares from which the dividend equivalents are derived are settled in accordance with Section 1 and the Participant shall not have any right to such dividend equivalents prior to such settlement. Dividend equivalents shall be subject to the same vesting requirements that apply to the Performance Shares from which such dividend equivalents are derived. If the Performance Shares from which the dividend equivalents are derived are forfeited, the Participant shall have no right to any dividend equivalents.
(f.Repayment of Proceeds; Clawback Policy. The Performance Shares, any dividend equivalent payments, and all Shares received in respect of the Performance Shares and all proceeds related to the Performance Shares are subject to the clawback and repayment terms set forth in Sections 15(v) and 15(w) of the Plan and the Company’s Clawback Policy, as amended from time to time, to the extent the Participant is a director or Officer. In addition, if any member of the Company Group terminates the Participant’s employment for Cause or discovers after Termination that grounds existed for a Termination for Cause at the time thereof, then the Participant will be required, in addition to any other remedy available (on a non-exclusive basis), to pay the Company, within ten (10) business days of the Company’s request, the aggregate after- tax proceeds the Participant received in respect of the Performance Shares and any Shares issued in respect thereof. Any reference in this Agreement to grounds existing for a Termination for Cause will be determined without regard to any notice period, cure period, or other procedural delay or event required prior to a finding of, or termination for, Cause.
(g.Adjustments Upon Change in Capitalization. The terms of this Agreement, including calculations with respect to any Performance Component, the Performance Shares, any dividend equivalent payments accrued pursuant to Section 5 and/or the Shares, will be subject to adjustment in accordance with Section 13 of the Plan. Any Performance Component measures may at any time be adjusted to reflect events defined in Section 12(d) of the Plan (without regard to any limitations referenced therein pursuant to Section 162(m) of the Code), including, but not limited to, changes to tax laws, accounting principles, or other laws or regulatory rules affecting reported results. This paragraph will also apply with respect to any extraordinary dividend or other extraordinary distribution in respect of the Common Stock (whether in the form of cash or other property).
(h.Restrictive Covenants. The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company Group, that the Participant will be allowed access to confidential and proprietary information (including but not limited to trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company Group. The Participant accordingly agrees to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and any member of the Company Group.
(i.Restrictions on Transfer. The Participant may not assign, sell or otherwise transfer the Performance Shares or the Participant’s right under the Performance Shares to receive Shares, other than in accordance with Section 15(b) of the Plan.
(j.Performance Shares Subject to the Plan. The Agreement and Performance Shares granted under this Agreement are subject to all terms and provisions of the Plan and all such terms and provisions are incorporated into this Agreement. By accepting the Performance Shares, the Participant acknowledges that the Participant has received and read the Plan and prospectus and agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. In the event of a conflict between any term or provision of the Agreement and a term or provision of the Plan, the terms of the Plan will govern and prevail.
(k.Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. For purposes of litigating any dispute that arises under this Agreement, the parties consent to and submit to the exclusive and personal jurisdiction and venue of the State of New York or the State of Delaware, and each of the Participant, the Company, and any transferees who hold Performance Shares pursuant to a valid assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment.
(l.No Additional Rights. By accepting this Agreement and the grant of the Performance Shares contemplated in this Agreement, the Participant expressly acknowledges that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of Performance Shares is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares, even if Performance Shares have been granted in the past;
(c)all determinations with respect to future grants of Performance Shares, if any, including the grant date, the number of Shares granted and the applicable vesting terms, will be at the sole discretion of the Company;
(d)the Participant’s participation in the Plan is voluntary and not a condition of Participant’s employment and the Participant may decline to accept the Performance Shares without adverse consequences to the Participant’s continued employment relationship with the Company Group;
(e)the value of the Performance Shares is an extraordinary item that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences;
(f)grants of Performance Shares, and the income from and value of same, are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement benefits or welfare or similar payments, and the Participant waives any claim on such basis, and for the avoidance of doubt, the Performance Shares will not constitute an “acquired right” under the applicable law of any jurisdiction;
(g)the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;
(h)the Participant will have no rights to compensation or damages related to Performance Share proceeds in consequence of the Termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract and/or the application of any clawback or recoupment policy of the Company or any recoupment, recovery, or clawback policy otherwise required by applicable laws;
(i)the grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment relationship with the Company;

(j)neither the Plan nor this Agreement, nor the Participant’s receipt of the Performance Shares under the Agreement, will impose any obligation on the Company Group to continue the employment relationship of the Participant and the Company Group may at any time terminate the employment of the Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein;
(k)the Participant’s interest in the Performance Shares will not entitle the Participant to any rights as a stockholder of the Company; and
(l)the Participant will not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Company in respect of, the Shares unless and until such Shares have been issued to the Participant in accordance with Section 1.
(m.Section 409A of the Code.
(a)This Agreement is intended to comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”). Without limiting the foregoing, the Committee will have the right to amend the terms and conditions of this Agreement in any respect as may be necessary or appropriate to comply with Section 409A or any regulations promulgated thereunder, including without limitation by delaying the issuance of the Shares contemplated pursuant to this Agreement.
(b)Notwithstanding any other provision of this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A and is subject to U.S. federal income tax, no payments in respect of any Performance Share that is “deferred compensation” subject to Section 409A and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A) will be made to the Participant prior to the date that is six (6) months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company will not be liable to any Participant for any payment made under this Plan that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A. Each payment in a series of payments under this Agreement will be deemed to be a separate payment for purposes of Section 409A.
(n.Electronic Delivery and Acceptance. This Agreement may be executed electronically and in counterparts. The Company currently delivers documents related to the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line system established and maintained by the Company or a third party designated by the Company.
(o.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance Shares and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(p.No Advice Regarding Grant. The Participant acknowledges and agrees that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
(q.Appendices For Non-U.S. Participants and Certain U.S. Participants. Notwithstanding any provisions in this Agreement to the contrary, Participants residing and/or working outside of the United States (“Non-U.S. Participants”) will be subject to the Terms and Conditions for Non-U.S. Participants attached as Appendix C and to the Country-Specific Terms and Conditions attached as Appendix D (to the extent applicable). Additionally, Participants residing and/or working in any of the states or territories of the United States identified in the State Restrictive Covenant Annex attached as Appendix B will be subject to the terms and conditions thereof. If the Participant relocates from the United States to another country, the Terms and Conditions for Non-U.S. Participants and the applicable Country-Specific Terms and Conditions will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Moreover, if the Participant relocates between any of the countries included in the Country-Specific Terms and Conditions, the additional terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
(r.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement will not be affected by such holding and will continue in full force in accordance with their terms.
(s.Waiver. The Participant acknowledges that a waiver by the Company of the breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.
(t.Insider Trading Restrictions/Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions which may affect his or her ability to, directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., Performance Shares), or rights linked to the value of Shares during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in the applicable jurisdictions or the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before possessing the inside information. Furthermore, the Participant may be prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.

(u.Book Entry Delivery of Shares. Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Company may elect to issue or deliver such Shares in book entry form in lieu of certificates.
(v.Acceptance and Agreement by the Participant; Forfeiture upon Failure to Accept. By accepting the Performance Shares (including through electronic means), the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. The Participant’s rights under the Performance Shares will lapse ninety (90) days from the Date of Grant, and the Performance Shares will be forfeited on such date if the Participant will not have accepted this Agreement by such date. For the avoidance of doubt, the Participant’s failure to accept this Agreement will not affect the Participant’s continuing obligations under any other agreement between the Company and the Participant. The Participant is advised to consult with an attorney regarding this Agreement (including all of its appendices and exhibits) before accepting it.
(w.Agreement Concerning Contingent Benefits. As an express condition of the receipt and retention of the Performance Shares and the benefits derived therefrom, if the Participant engages in Competitive or Interfering Activity during the Competition Forfeiture Period, as determined by the Committee, the Committee may, in its sole discretion, provide for (a) the cancellation of any or all of such Participant’s outstanding Awards or (b) the forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and to repay any such gain promptly to the Company. The rights set forth in this Section 23 are in addition to the terms of any other agreement or the availability of any other remedies at law or in equity. Nothing in this Section 23 shall be considered or interpreted as restricting the ability of the Participant in any way from engaging in any form of employment or other work of any nature whatsoever. The Participant acknowledges that, notwithstanding the terms of any other provision in any agreement by and between the Participant and any member of the Company Group containing restrictive covenants (which may impose such restraints), this Section 23 is intended solely to reflect the economic agreement between the Company and its equity holders with respect to a contingent benefit. California Participants Only: This provision shall not apply after the Termination Date to Participants who primarily reside or primarily work in California.
(x.Definitions. The following terms have the following meanings for purposes of this Agreement:
(a)“Agreement” means this Performance Share Unit Agreement including (unless the context otherwise requires) the Award Notice, Appendix A, Appendix B (and the exhibits attached thereto), and the appendices for Non-U.S. Participants attached hereto as Appendix C and Appendix D.
(b)“Award Notice” means the notice to the Participant.
(c)“Business” means the business of owning, operating, managing and/or franchising hotel and lodging properties.
(d)“Competition Forfeiture Period” means the period beginning on the Date of Grant and continuing until the later to occur of (i) the first anniversary of the Termination Date or (ii) the last day on which any portion of the Awards granted to the Participant pursuant to the Plan is eligible to vest if the Participant ceases to be employed by the Company Group as a result of the Participant’s Retirement.
(e)“Competitive or Interfering Activity” means to (i) solicit or assist in soliciting away from the Company the business of any then current or prospective client or customer with whom the Participant (or his or her direct reports) had personal contact or dealings on behalf of the Company or about whom the Participant had access to Confidential Information during the one-year period preceding the Termination Date; (ii) engage in the Business providing services in the nature of the services the Participant provided to any member of the Company Group at any time in the one year prior to the Termination Date, for a Competitor (as defined below) in the Restricted Area (as defined below); (iii) enter the employ of, or render any services to, a Competitor in the Restricted Area that are in the nature of the services the Participant provided to the Company at any time in the one (1) year prior to the Termination Date, except where such employment or services do not relate in any manner to the Business; (iv) acquire a financial interest in, or otherwise become actively involved with, a Competitor in the Restricted Area, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or (v) intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Company Group and any of their clients, customers, suppliers, partners, members or investors. “Competitive or Interfering Activity” does not include, directly or indirectly owning, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (A) is not a controlling Person of, or a member of a group which controls, such Person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such Person.
(f)“Competitor” means any Person engaged in the Business, including, but not limited to, Accor Group, AirBnB Inc., Best Western International, Carlson Hospitality Worldwide, Choice Hotels International, G6 Hospitality LLC, Host Hotels & Resorts, Inc., Hyatt Hotels Corporation, InterContinental Hotels Group Plc, LQ Management LLC, Marriott International, Inc., Wyndham Hotels & Resorts, Inc. and Wynn Resorts, Limited.
(g)“Date of Grant” means the “Date of Grant” listed in the Award Notice.
(h)“Officer” means “officer” as defined under Rule 16a-1(f) of the Exchange Act.
(i)“Participant” means the “Participant” listed in the Award Notice.
(j)“Performance Components” means the performance components set forth in the Award Notice.
(k)“Performance Period” means the performance period set forth in the Award Notice.
(l) “Performance Shares” means that number of performance-vesting restricted stock units listed in the Award Notice as “Performance Shares Granted” or such number of performance-vesting restricted stock units as adjusted in accordance with Section 7 of this Agreement.
(m)“Restricted Area” means the United States and any country in which the Company is engaged in the Business as of the time of the termination of the Participant’s employment with the Company Group for or where the Participant knows or should know the Company has taken steps to engage in the Business.

(n)“Restrictive Covenant Violation” means the Participant’s breach of the Restrictive Covenants or any other covenant regarding confidentiality, competitive activity, solicitation of the Company Group’s vendors, suppliers, customers, or employees, or any similar provision applicable to or agreed to by the Participant.
(o)“Retirement” means a termination of the Participant’s employment with the Company Group for any reason, whether by the Participant or by the Company Group, following the date on which (i) the Participant attained the age of 55 years old, and (ii) the number of completed years of the Participant’s employment with the Company Group is at least 10 as based on the Company Seniority Date; provided, however, that a termination of the Participant’s employment (w) by the Company Group for Cause, (x) by the Company Group, or the Participant, in either case, while grounds for Cause exist, (y) due to the Participant’s death, or (z) due to or during the Participant’s Disability, in each case, will not constitute a Retirement for the purposes of this Agreement, regardless of whether such termination occurs following the date on which the age and service requirements set forth in clauses (i) and (ii) have been satisfied.
(p)“Shares” means a number of shares of Common Stock equal to the number of Performance Shares.
[Signatures follow]

HILTON WORLDWIDE HOLDINGS INC.

By:    /s/ Christopher J. Nassetta     Christopher J. Nassetta
Chief Executive Officer

By:    /s/ Laura Fuentes     Laura Fuentes
Executive Vice President and Chief Human Resources Officer

Acknowledged and Agreed
as of the date first written above:

#Signature#

Participant Signature

APPENDIX A
Restrictive Covenants
Capitalized terms used and not defined in this Appendix A will have the meanings set forth in the Award Notice and the Performance Share Unit Agreement (the “Agreement”), both to which this Appendix A is attached, or, if not otherwise defined therein, the Plan.
(a.Non-Competition; Non-Solicitation.
(a)The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and accordingly agrees as follows:
(i)During the Participant’s employment with the Company Group (the “Employment Term”) and for a period that ends on the later to occur of (A) the first anniversary of the Termination Date or (B) the last day on which any portion of the Award granted under this Agreement is eligible to vest if the Participant ceases to be employed by the Company Group as a result of the Participant’s Retirement (such period, the “Restricted Period”), the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting away from the Company the business of any then current or prospective client or customer with whom the Participant (or his or her direct reports) had personal contact or dealings on behalf of the Company or about whom the Participant had access to Confidential Information during the one-year period preceding the Termination Date.
(ii)During the Restricted Period, the Participant will not directly or indirectly:
(A)engage in the Business providing services in the nature of the services the Participant provided to any member of the Company Group at any time in the one year prior to the Termination Date, for a Competitor (as defined below) in the Restricted Area (as defined below);
(B)enter the employ of, or render any services to, a Competitor in the Restricted Area that is in the nature of the services the Participant provided to the Company at any time in the one (1) year prior to the Termination Date, except where such employment or services do not relate in any manner to the Business;
(C)acquire a financial interest in, or otherwise become actively involved with, a Competitor in the Restricted Area, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
(D)intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Company Group and any of their clients, customers, suppliers, partners, members or investors.
(iii)Notwithstanding anything to the contrary in this Appendix A, the Participant may, directly or indirectly own, solely as an investment, securities of any
Appendix A - 1

Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (A) is not a controlling Person of, or a member of a group which controls, such Person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such Person.
(iv)During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person or entity, directly or indirectly solicit or encourage any employee of the Company Group with whom the Participant (or his or her direct reports) had personal contact or dealings on behalf of the Company or about whom the Participant had access to Confidential Information during the one-year period preceding the Termination Date to leave the employment of the Company Group or hire any employee who was employed by the Company Group as of the Termination Date, provided that this prohibition does not apply to (i) administrative personnel employed by the Company or (ii) any Company employee who is hired away from the Company as a result of responding to a generic job posting on a website or in a newspaper or periodical of general circulation, without any involvement or encouragement by the Participant.
(v)During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly and intentionally encourage any consultant of the Company to cease working with the Company.
(b)It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against the Participant, the provisions of this Appendix A will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein.
(c)The period of time during which the provisions of this Section 1 will be in effect will be extended by the length of time during which the Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
(b.Confidentiality; Non-Disparagement; Intellectual Property; Protected Rights.
(a)Confidentiality.
(i)The Participant will not at any time (whether during or after the Employment Term) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company Group (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of the Participant’s duties during the Employment Term and pursuant to customary industry practice), any non-public, proprietary or confidential information
Appendix A - 2

(including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of any member of the Company Group and/or any third party that has disclosed or provided any of same to any member of the Company Group on a confidential basis (“Confidential Information”) without the prior written authorization of the Board or its designee.
(ii)“Confidential Information” does not include any information that is (a) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant; (b) made legitimately available to the Participant by a third party without breach of any confidentiality obligation of which the Participant has knowledge; or (c) required by law to be disclosed; provided that, unless otherwise provided under applicable law, with respect to subsection (c) the Participant is required to give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.
(iii)Upon termination of the Participant’s employment with the Company Group for any reason, the Participant agrees to (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by any member of the Company Group; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company Group property) that contain Confidential Information, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.
(b)Non-Disparagement. During the Employment Term and at all times thereafter, the Participant will not directly, or through any other Person, make any public or private statements that are disparaging of the Company, its affiliates or subsidiaries, or their respective businesses or employees, officers, directors, or stockholders, or any product or service offered by any member of the Company Group; provided, however, that nothing contained in this Section 2(b) precludes the Participant from providing truthful testimony in any legal proceeding, or making any truthful statement (i) to any governmental agency in accordance with Section 2(d) hereof; (ii) as required or permitted by applicable law or regulation; or (iii) as required by court order or other legal process.
(c)Intellectual Property.
(i)If the Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to the commencement of the Employment Term, that are relevant to or implicated by such
Appendix A - 3

employment (“Prior Works”), the Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company Group’s current and future business.
(ii)If the Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during the Employment Term and within the scope of such employment and with the use of any Company Group resources (“Company Works”), the Participant agrees to promptly and fully disclose such Company Works to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
(iii)The Participant agrees to take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason, after reasonable attempt, to secure the Participant’s signature on any document for this purpose, then the Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Participant’s agent and attorney in fact, to act for and in the Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.
(iv)The Participant agrees not to improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer, or provide access to, or share with any member of the Company Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Participant agrees to comply with all relevant policies and guidelines of the Company Group that are from time to time previously disclosed to the Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. The Participant acknowledges that any member of the Company Group may amend any such policies and guidelines from time to time, and that the Participant remains at all times bound by their most current version from time to time previously disclosed to the Participant.
(d)Protected Rights. Nothing contained in this Agreement limits (i) the Participant’s ability to disclose any information to governmental agencies or commissions as may be required by law, or (ii) the Participant’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law, or (iii) the Participant’s right to receive an award from a Governmental Entity for information provided under any whistleblower program, without notice to the Company. This Agreement does not limit the Participant’s right to seek and obtain a whistleblower award for providing information relating
Appendix A - 4

to a possible securities law violation to the Securities and Exchange Commission. The Participant shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Participant files a lawsuit for retaliation by an employer for reporting a suspected violation of law the Participant may disclose the trade secret to the attorney of the Participant and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. The Participant is not required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is the Participant authorized to disclose any information covered by the Company’s or any other member of the Company Group’s attorney-client privilege or attorney work product or the Company’s or any other member of the Company Group’s trade secrets without the prior written consent of the Company.
(e)Injunctive Relief; Other Remedies for Breach. The Participant acknowledges and agrees that a violation of any of the terms of this Appendix A will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company may seek an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Appendix A and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity. Additionally, in the event the Participant breaches the terms of this Appendix A, the Participant shall be deemed to have engaged in Detrimental Activity (as defined in the Plan) and the provisions set forth in Section 15(w) of the Plan shall apply.
The provisions of Section 2 hereof will survive the termination of the Participant’s employment for any reason.
(c.Exceptions/Modifications for Certain U.S. States and Territories. The provisions of this Appendix A may be supplemented and/or modified by the terms set forth in the State Restrictive Covenant Annex attached hereto as Appendix B, depending on the state or other jurisdiction in which the Participant primarily resides.
(d.Governing Law; Venue. Notwithstanding anything in the Agreement to which this Appendix A is attached to the contrary, the interpretation and enforcement of this Appendix A will be governed by and construed in accordance with the laws of the state (or other applicable jurisdiction) which is the primary residence of Participant, applicable to contracts made and performed wholly within such state (or other applicable jurisdiction), without giving effect to the conflict of laws provisions thereof. For purposes of litigating any dispute that arises under this Appendix A, the parties consent to and submit to the exclusive and personal jurisdiction and venue of the State of New York or the state (or other applicable jurisdiction) which is the primary residence of Participant, and each of the Participant, the Company, and any transferees who hold Performance Shares pursuant to a valid assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment.
Appendix A - 5

APPENDIX B
State Restrictive Covenant Annex
Set forth below are additional terms and conditions which supplement and/or modify one or more sections of Appendix A to the Performance Share Unit Agreement (the “Agreement”), depending on the state or other jurisdiction in which the Participant primarily resides, as required by applicable law. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement or Appendix A to which this State Restrictive Covenant Annex is attached.
Appendix B - 1

CALIFORNIA
If the Participant is primarily a resident of California:
(a)    Sections 1(a)(i) and 1(a)(ii) of Appendix A shall not apply after the Termination Date,
(b)    During the portion of the Restricted Period which follows the Termination Date, Section 1(a)(iv) of Appendix A shall be amended to delete the words “or hire any employee who was employed by the Company Group as of the Termination Date”,
(c)    The following sentence shall be added to Section 2(d) of Appendix A:
“Nothing in this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.”
(d)    The following sentence shall be added as Section 2(c)(v) of Appendix A:
“Notwithstanding any other provision of Appendix A to the contrary, this Section 2(c) of Appendix A is subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, the Participant’s obligation to assign to the Company Group the Participant’s right, title and interest throughout the world in and to all Works does not apply to any Works the Participant developed entirely on the Participant’s own time without using the Company Group’s equipment, supplies, facilities, or Confidential Information except for such Works that relate to either (i) the business of the Company Group at the time of conception or reduction to practice of the Works, or actual or demonstrably anticipated research or development of the Company Group or (ii) result from any work performed by the Participant for the Company Group. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to the State Restrictive Covenant Annex as Exhibit 1. The Participant agrees to disclose all Works to the Company Group, even if the Participant does not believe that the Participant is required under Section 2(c) of Appendix A, or pursuant to California Labor Code Section 2870, to assign the Participant’s interest in such Works to the Company Group or its nominee.”

COLORADO If the Participant is primarily a resident of Colorado, Sections 1(a)(i), 1(a)(ii) and 1(a)(iv) of Appendix A shall not apply after the Termination Date.
Appendix B - 2

DISTRICT OF COLUMBIA
If the Participant is a “covered employee,” as defined by the District of Columbia’s Ban on Non-Compete Agreements Amendment Act of 2020 (as amended):
(a)    Section 1(a)(ii) of Appendix A shall not apply after the Termination Date; and
(b)    During the Employment Term, Section 1(a)(ii) of Appendix A shall apply only to the extent permitted by District of Columbia law.
A “covered employee” is an individual who performs work for pay in the District of Columbia for an employer and who is not a “highly compensated employee,” and (i) spends (or, for new hires, is reasonably anticipated to spend) more than 50% of his or her work time for the employer working in the District of Columbia, or (ii) whose employment for the employer is or will be based in the District of Columbia and the employee regularly spends (or, for new hires, is reasonably anticipated to spend) a substantial amount of his or her work time for the employer in the District of Columbia and no more than 50% of his or her work time for such employer in another jurisdiction. The term “covered employee” does not include partners in a partnership.
A “highly compensated employee” is an employee who earns or is reasonably expected to earn from his or her employer compensation greater than or equal to $162,164 in a consecutive 12-month period (which is the threshold amount for 2026 and subject to annual adjustment for inflation based on adjustments to the Consumer Price Index for All Urban Consumers, in the Washington Metropolitan Statistical Area, as published by the Bureau of Labor Statistics Urban Consumers, in the Washington Metropolitan Statistical Area, as published by the Bureau of Labor Statistics of the US Department of Labor).
If the Participant is a “highly compensated employee”:
(a)    As applied to Section 1(a)(ii) of Appendix A, the Restricted Period shall not exceed 365 days from the Termination Date; and
(b)    The Participant is provided with the following notice, at least 14 days prior to the execution of the Agreement:
The District of Columbia’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. The Company has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).

Appendix B - 3

FLORIDA
If the Participant is primarily a resident of Florida, notwithstanding anything in the Agreement to the contrary, Appendix A shall be governed by Florida law, without regard to principles of conflicts of law.

GEORGIA
If the Participant is primarily a resident of Georgia, Section 1(a)(ii) of Appendix A shall not apply after the Termination Date unless the Participant (1) customarily and regularly solicits customers or prospective customers for his or her employer; (2) customarily and regularly engages in making sales or obtaining orders or contracts for products or services to be performed by others; (3) has the authority to hire or fire other employees or particular weight is given to the Participant’s suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; or (4) performs the duties of a “key employee” or professional.
A “key employee” is someone with “a high level of notoriety, fame, reputation, or public persona as the employer’s representative or spokesperson or has gained a high level of influence or credibility with the employer’s customers, vendors, or other business relationships or is intimately involved in the planning for or direction of the business of the employer or a defined unit of the business of the employer. Such term also means an employee in possession of selective or specialized skills, learning, or abilities or customer contacts or customer information who has obtained such skills, learning, abilities, contacts, or information by reason of having worked for the employer.”

IDAHO
If the Participant is primarily a resident of Idaho:
(a)    Section 1(a)(ii) of Appendix A shall not apply after the Termination Date unless the Participant is a “key employee” or “key independent contractor”; and
(b)    Section 1(a)(ii) of Appendix A shall be limited after the Termination Date to direct competition.
A “key employee” and “key independent contractor” is someone who, by reason of the employer’s investment of time, money, trust, exposure to the public, or exposure to technologies, intellectual property, business plans, business processes and methods of operation, customers, vendors or other business relationships during the course of employment, have gained a high level of inside knowledge, influence, credibility, notoriety, fame, reputation or public persona as a representative or spokesperson of the employer and, as a result, have the ability to harm or threaten an employer’s legitimate business interests.

Appendix B - 4

ILLINOIS
If the Participant is primarily a resident of Illinois:
(a)    Sections 1(a)(i) and 1(a)(iv) of Appendix A shall not apply after the Termination Date unless the Participant’s actual or expected annual rate of “earnings” (as defined by Illinois law) exceeds $45,000 per year (which is the threshold amount through the end of 2026, after which this amount will increase in $2,500 increments in each of 2027, 2032, and 2037, with $52,500 as the minimum threshold amount in 2037);
(b)    Section 1(a)(ii) of Appendix A shall not apply after the Termination Date unless the Participant’s actual or expected annual rate of “earnings” (as defined by Illinois law) exceeds $75,000 per year (which is the threshold amount through the end of 2026, after which this amount will increase in $5,000 increments in each of 2027, 2032, and 2037, with $90,000 as the minimum threshold amount in 2037); and
(c)     The Participant has been provided a copy of Appendix A and this Appendix B at least 14 calendar days before the commencement of the Participant’s employment, or the Participant may take up to 14 calendar days to review Appendix A (as modified by this Appendix B) before signing the Agreement.

LOUISIANA
If the Participant is primarily a resident of Louisiana, then Sections 1(a)(i) and 1(a)(ii) of Appendix A shall not apply for more than two years after the Termination Date.
Within the State of Louisiana, Sections 1(a)(i) and 1(a)(ii) of Appendix A shall apply in, and the definition of “Restricted Area” shall apply to, the following parishes municipalities, or parts thereof, so long as the Company Group continues to carry on business therein, and outside of Louisiana shall not be limited except as provided in Appendix A:
    Acadia Parish, Allen Parish, Ascension Parish, Assumption Parish, Avoyelles Parish, Beauregard Parish, Bienville Parish, Bossier Parish, Caddo Parish, Calcasieu Parish, Caldwell Parish, Cameron Parish, Catahoula Parish, Claiborne Parish, Concordia Parish, DeSoto Parish, East Baton Rouge Parish, East Carroll Parish, East Feliciana Parish, Evangeline Parish, Franklin Parish, Grant Parish, Iberia Parish, Iberville Parish, Jackson Parish, Jefferson Parish, Jefferson Davis Parish, Lafayette Parish, Lafourche Parish, LaSalle Parish, Lincoln Parish, Livingston Parish, Madison Parish, Morehouse Parish, Natchitoches Parish, Orleans Parish, Ouachita Parish, Plaquemines Parish, Pointe Coupee Parish, Rapides Parish, Red River Parish, Richland Parish, Sabine Parish, St. Bernard Parish, St. Charles Parish, St. Helena Parish, St. James Parish, St. John the Baptist Parish, St. Landry Parish, St. Martin Parish, St. Mary Parish, St. Tammany Parish, Tangipahoa Parish, Tensas Parish, Terrebonne Parish, Union Parish, Vermilion Parish, Vernon Parish, Washington Parish, Webster Parish, West Baton Rouge Parish, West Carroll Parish, West Feliciana Parish, and Winn Parish.

Appendix B - 5

MAINE
If the Participant is primarily a resident of Maine:
(a)    Section 1(a)(ii) of Appendix A shall not apply after the Termination Date unless the Participant earns wages equal to, or greater than, 400% of the federal poverty level;
(b)    The terms of Section 1(a)(ii) of Appendix A, with respect to the post-employment portion of the Restricted Period, shall not take effect until the later of (i) one year after the commencement of the Participant’s employment or (ii) 6 months after the Participant executes the Agreement; and
(c)     The Participant acknowledges and agrees that the Participant has had at least 3 business days to consider the noncompetition and other restrictive covenants set forth in Appendix A (as modified by this Appendix B).

MARYLAND
If the Participant is primarily a resident of Maryland, Section 1(a)(ii) of Appendix A shall not apply after the Termination Date unless the Participant earns wages equal to, or greater than, 150% of the state minimum wage.

Appendix B - 6

MASSACHUSETTS
If the Participant is, and has been for at least 30 days immediately preceding the Termination Date, a resident of, or primarily providing services in, the Commonwealth of Massachusetts:
(a)    Section 1(a)(ii) of Appendix A shall not apply after the Termination Date, if the Participant is Terminated without Cause (as modified by this Massachusetts supplement);
(b)    With respect to Section 1(a)(ii) of Appendix A, the Restricted Period shall not exceed 12 months from the Termination Date, unless the Participant has breached his or her fiduciary duty to the Company Group or the Participant has unlawfully taken, physically or electronically, property belonging to the Company Group, in which case the Restricted Period may not exceed 2 years from the Termination Date;
(c)    The Company Group, at its discretion, including based on a determination by the Company Group, in its discretion, that additional consideration is required by Massachusetts law to render Section 1(a)(ii) of Appendix A enforceable, may elect to enforce such covenant by making garden leave payments to the Participant during the post-termination portion of the Restricted Period (but for no more than 12 months following the Termination Date) at a rate of up to 50% of the highest annualized base salary or service fees, as applicable, paid to the Participant by the Company Group within the 2-year period preceding the Termination Date (“Garden Leave Payments”). Any Garden Leave Payments paid to the Participant pursuant to this Massachusetts supplement may be reduced based on consideration of the Fair Market Value of the incentive compensation provided pursuant to the Agreement and determined in good faith by the Company Group as of the Termination Date or by (or may reduce and not be in addition to) any severance or separation pay that the Participant is otherwise entitled to receive from any member of the Company Group pursuant to an agreement, plan, or otherwise;
(d)    The Company Group, in its sole discretion, may elect at any time prior to the Termination Date, or on such later date to the extent permitted by applicable law, to waive the restrictions set forth in Section 1(a)(ii) of Appendix A, upon which such waiver shall automatically terminate the Company Group’s obligations to compensate the Participant under Section (b) of this Massachusetts supplement. In such event, the Participant shall have no further obligations under Section 1(a)(ii) of Appendix A. Such waiver shall be in writing, and shall have no effect on the Participant’s obligations under the remainder of Appendix A, which shall continue in full force and effect in all respects. The Participant acknowledges and agrees that nothing in this Section (d) gives the Participant an election as to compliance with Section 1(a)(ii) of Appendix A;
(e)    For purposes of enforcement of Section 1(a)(ii) of Appendix A (and no other provision of the Agreement or the Plan), “Cause” shall include any good faith determination by the Company Group that the Participant has significantly underperformed in providing services to the Company Group or engaged in conduct or behavior that violates any policy of the Company Group or is detrimental to the Company or any member of the Company Group or its reputation;
(f)    The Participant acknowledges and agrees that the benefits provided by the Agreement and the Garden Leave Payments (where applicable) constitute sufficient mutually agreed-upon consideration for Section 1(a)(ii) of Appendix A; and
(g)    If the Participant is a current employee of the Company Group, the Participant’s agreement to the non-competition covenant in Section 1(a)(ii) of Appendix A shall be effective upon the later of the Participant’s acceptance of the Award or the date that is 10 business days after the Participant was provided with notice of the non-competition agreement. If the Participant is receiving the Performance Shares in connection with the Participant’s commencement of employment with the Company Group, the Participant acknowledges that the Participant was provided a copy of Appendix A (as modified by this Appendix B) by the earlier of a formal offer of employment or 10 business days before the commencement of the Participant’s employment with the Company Group.

MINNESOTA If the Participant is primarily a resident of Minnesota, Section 1(a)(ii) of Appendix A shall not apply during the post-employment portion of the Restricted Period.
Appendix B - 7

NEVADA
If the Participant is primarily a resident of Nevada:
(a)    Section 1(a)(ii) of Appendix A shall not apply during the post-employment portion of the Restricted Period:
(i)    in territories in which the Company Group has not established customer contracts or goodwill or undertaken concrete steps to establish operations; or
(ii)    to prevent the Participant from providing services to a former customer or client of Company Group so long as (1) the Participant did not solicit the former customer or client, (2) the customer or client voluntarily left and sought the Participant’s services and (3) the Participant has otherwise complied with the provisions of Section 1(a)(ii) of Appendix A with respect to time, geographic area and scope of restrained activity.
(b)    During the post-employment portion of the Restricted Period, if the Participant’s Termination was part of a reduction of force, reorganization or similar restructuring of the Company Group, Section 1(a)(ii) of Appendix A shall only apply during the period of time which the Company Group pays the Participant’s salary, benefits or equivalent compensation, including severance pay, if any.

NEW HAMPSHIRE
If the Participant is primarily a resident of New Hampshire:
(a)Section 1(a)(ii) of Appendix A shall not apply during the post-employment portion of the Restricted Period, if the Participant earns an hourly rate that is less than or equal to (i) 200% of the federal minimum wage or (ii) 200% of the tipped minimum wage pursuant to New Hampshire law; and
(b)If the Participant is receiving the Performance Shares in connection with the Participant’s commencement of employment with the Company Group, the Participant acknowledges and agrees that the Participant has received the noncompetition and other restrictive covenants set forth in Appendix A (as modified by this Appendix B) prior to the Participant’s acceptance of any offer of employment with the Company Group.

Appendix B - 8

NORTH DAKOTA
If the Participant is primarily a resident of North Dakota:
(a)    Sections 1(a)(i) and 1(a)(ii) of Appendix A shall not apply during the post-employment portion of the Restricted Period; and
(b)    Section 1(a)(iv) of Appendix A shall only apply during the post-employment portion of the Restricted Period to the extent permitted by applicable North Dakota law.

OKLAHOMA
If the Participant is primarily a resident of Oklahoma:
(a)    During the post-employment portion of the Restricted Period, Section 1(a)(i) of Appendix A shall be limited to restricting direct solicitation of established customers or clients of the Company Group; and
(b)    Section 1(a)(ii) of Appendix A shall not apply during the post-employment portion of the Restricted Period.

OREGON
If the Participant is primarily a resident of Oregon:
(a)    Section 1(a)(ii) of Appendix A shall not apply during the post-employment portion of the Restricted Period, unless:
(i)    the Award was granted in connection with either (A) a written employment offer that provided, at least two (2) weeks’ notice before the first day of employment, that a non-competition agreement was required or (B) the Participant’s subsequent bona fide advancement; and
(ii)    the Participant’s total annual compensation, including commissions, as of the Termination Date, exceeds $119,541 (which is the threshold amount for 2026 and subject to annual adjustments for inflation based on adjustments to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the US Department of Labor), unless the Company Group provides the Participant compensation during the post-employment portion of the Restricted Period, in which Section 1(a)(ii) of Appendix A applies, in an amount equal to the greater of 50% of the Participant’s annual gross base salary and commissions as of the Termination Date or 50% of $119,541 (which is the threshold amount for 2026 and subject to annual adjustments pursuant to Oregon law as described in this provision) during the post-employment portion of the Restricted Period.
(b)    The Company shall provide the Participant a signed copy of Appendix A within 30 days following the Termination Date.
(c)    Section 1(a)(ii) of Appendix A shall not apply for more than 12 months after the Termination Date.

PUERTO RICO If the Participant is primarily a resident of Puerto Rico, Section 1(a)(ii) of Appendix A shall not apply for more than one year after the Termination Date.
RHODE ISLAND
If the Participant is primarily a resident of Rhode Island, Section 1(a)(ii) of Appendix A shall not apply after the Termination Date, if the Participant’s average annual earnings (as defined by Rhode Island law) are less than, or equal to, 250% of the federal poverty level for individuals as established by the United States Department of Health and Human Services federal poverty guidelines.

Appendix B - 9

SOUTH DAKOTA If the Participant is primarily a resident of South Dakota, Sections 1(a)(i) and 1(a)(ii) of Appendix A shall not apply for more than two years after the Termination Date.
UTAH If the Participant is primarily a resident of Utah, Section 1(a)(ii) of Appendix A shall not apply for more than one year after the Termination Date.
VIRGINIA
If the Participant is primarily a resident of Virginia:
(a)    Section 1(a)(ii) of Appendix A shall not apply during the post-employment period of the Restricted Period, if the Participant is considered a “low-wage employee”, which is defined as anyone (i) earning, over a rolling 52-week period preceding the Termination Date, less than Virginia’s average weekly wage, which for the first quarter of 2026 was equivalent to approximately $78,364.52 annually or (ii) who, regardless of average weekly wage, is overtime eligible under the Fair Labor Standards Act. A low-wage employee does not include an employee whose earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses; and
(b)    Sections 1(a)(i) and 1(a)(ii) of Appendix A shall not prohibit the Participant from providing services to the Company Group’s customers or clients during the post-employment period of the Restricted Period, if the Participant does not initiate contact with or solicit such customer or client, to the extent required by Virginia law.

Appendix B - 10

WASHINGTON
If the Participant is primarily a resident of Washington:
(a)    Unless the Participant’s annualized “earnings” (as defined by Washington law) from the Company Group exceed $126,858.83 per year (which is the threshold amount for 2026 and subject to annual adjustments pursuant to Washington law), (i) Section 1(a)(ii) of Appendix A shall not apply after the Termination Date and (ii) Section 1(a)(i) of Appendix A shall only apply to current (rather than prospective) clients or customers;
(b)    If the Participant’s Termination is a result of a layoff, should any member of the Company Group choose to enforce the provisions of Section 1(a)(ii) of Appendix A, then during the post-employment portion of the Restricted Period, the Company (or other member of the Company Group, as applicable) shall pay the Participant compensation equivalent to the Participant’s base salary as of the Termination Date, minus any severance or other compensation paid by the Company Group and any compensation the Participant earns through subsequent non-competitive employment during the post-termination portion of the Restricted Period;
(c)    Section 1(a)(ii) of Appendix A shall not apply for more than eighteen months after the Termination Date;
(d)    The following sentence shall be added as Section 2(c)(v) of Appendix A:
“In accordance with Section 49.44.140 of the Revised Code of Washington, the Participant is hereby notified that the provisions of this Section 3 do not apply to (i) any invention for which no equipment, supplies, facility, or Confidential Information or Works of the Company Group was used and which was developed entirely on the Participant’s own time and (1) which does not relate (a) directly to the Company Group’s business or (b) to the Company Group’s actual or demonstrably anticipated research or development, and (2) which does not result from any work performed by the Participant for the Company Group or (ii) any Works, to the extent such application would violate any applicable law.”; and
(d)    If the Participant is receiving the Performance Shares in connection with the Participant’s commencement of employment with the Company Group, the Participant acknowledges and agrees that the Participant has received the noncompetition and other restrictive covenants set forth in Appendix A (as modified by this Appendix B) prior to the Participant’s acceptance of any offer of employment with the Company Group.

WISCONSIN
If the Participant is primarily a resident of Wisconsin:
(a)    For the post-employment portion of the Restricted Period, Section 1(a)(i) of Appendix A shall be amended to delete the words “or prospective”;
(b)    Section 1(a)(ii) of Appendix A shall not apply for more than one year after the Termination Date; and
(c)    Section 2(a) of Appendix A shall remain in effect until three years following the Termination Date with respect to Confidential Information that is not a trade secret, and, with respect to trade secrets, for as long as the information is a trade secret.

Appendix B - 11

EXHIBIT 1 TO STATE RESTRICTIVE COVENANT ANNEX (APPENDIX B)
California Labor Code Sections 2870, 2871 and 2872
SECTION 2870
(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)Result from any work performed by the employee for the employer.
(a.Responsibility for Taxes. This provision supplements Section 4 of the Performance Share Unit Agreement:
(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, estate tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility (or the Participant’s estate or heirs) and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Shares, including, but not limited to, the grant, vesting or settlement of the Performance Shares, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Shares to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)In connection with any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
(i)withholding from the Participant’s wages, salary, or other cash compensation payable to the Participant by the Company, the Employer, or any other member of the Company Group;
Appendix C - 1

(ii)withholding from any cash payment made in settlement of the Performance Shares or dividend equivalents;
(iii)withholding from proceeds of the sale of Shares acquired upon settlement of the Performance Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent);
(iv)withholding in Shares to be issued upon settlement of the Performance Shares; or
(v)any other method of withholding determined by the Company, to the extent permitted under the Plan and applicable laws;
provided, however, that if the Participant is subject to Section 16 of the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i), (ii), (iii) and (v) above.
(c)The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock) from the Company or the Employer; otherwise, the Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the withholding obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Performance Shares, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
(d)Finally, the Participant agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, or to make any cash payment upon settlement of the Performance Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
(e)Notwithstanding anything to the contrary in the Plan or in Section 4 of the Performance Share Unit Agreement, if the Company is required by applicable law to use a particular definition of fair market value for purposes of calculating the taxable income for the Participant, the Company shall have the discretion to calculate any Shares to be withheld to cover any withholding obligation for Tax-Related Items by using either the price used to calculate the taxable income under applicable law or by using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of delivery of the Shares.
Appendix C - 2

(f)The Participant acknowledges that U.S. estate tax may be assessed if at the time of the Participant’s death, the Participant holds Shares. For individual U.S. citizen taxpayers and for non-U.S. citizen taxpayers who are domiciled in the U.S., no U.S. estate tax is due on estate whose value does not exceed a certain threshold. However, U.S. estate tax law requires that, for the estates of non-U.S. citizens who reside outside the U.S. or who live in the U.S. but are not domiciled in the U.S., a U.S. estate tax return must be filed if the gross estate exceeds a certain threshold (currently US$ 60,000) and U.S. estate tax must be paid on that excess amount. If an estate tax treaty applies, the tax consequences may differ, but the Participant’s estate or heirs may need to file an estate tax return to claim the benefits of an applicable estate tax treaty. Due to the complexity of these laws, the Participant should consult with a personal tax or financial advisor.
(b.Nature of Grant. This provision supplements Section 12 of the Performance Share Unit Agreement:
By accepting the grant of the Performance Shares, the Participant acknowledges, understands and agrees that:
(a)the Performance Share grant and the Participant’s participation in the Plan shall not create a right to employment and shall not be interpreted as forming or amending an employment contract with any member of the Company Group;
(b)the Performance Shares and the Shares subject to the Performance Shares, and the income from and value of same, are not intended to replace any pension rights or compensation;
(c)unless otherwise agreed with the Company, the Performance Shares and the Shares subject to the Performance Shares, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any member of the Company Group.
(d)for purposes of the Performance Shares, the Termination Date shall be the date the Participant is no longer actively providing services to any member of the Company Group (regardless of the reason for such termination and whether or not later to be found invalid or in breach of applicable laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and such date will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Performance Shares (including whether the Participant may still be considered to be providing services while on a leave of absence);
(e)unless otherwise provided in the Plan or by the Company in its discretion, the Performance Shares and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Shares or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock; and
Appendix C - 3

(f)no member of the Company Group shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Performance Shares or of any amounts due to the Participant pursuant to the settlement of the Performance Shares or the subsequent sale of any Shares acquired upon settlement.
(c.Foreign Asset/Account Reporting; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other cash received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant is advised to consult his or her personal legal advisor for any details.
(d.Termination of Employment. This provision supplements Section 2(c) of the Performance Share Unit Agreement:
Notwithstanding any provision of the Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that likely would result in the favorable treatment that applies to the Performance Shares when the Participant terminates employment as a result of the Participant’s Retirement being deemed unlawful and/or discriminatory, the provisions of Section 2(c) regarding the treatment of the Performance Shares when the Participant terminates employment as a result of the Participant’s Retirement shall not be applicable to the Participant and the remaining provisions of this Section 2 shall govern.
(e.Compliance with Law. Notwithstanding any provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Performance Shares prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. federal, state or local securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. federal, state or local governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Participant agrees that the Company shall have unilateral authority to amend the Agreement without the Participant’s consent, to the extent necessary to comply with securities or other laws applicable to the issuance of Shares.
(f.Language. By accepting the Agreement, the Participant acknowledges and represents that the Participant is sufficiently proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms of the Agreement and any other documents related to the Plan. If the Participant has received a copy of this Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified
Appendix C - 4

in its entirety by reference to the English version of the Plan, and in the event of any conflict the English version will govern, unless otherwise required by applicable law.
Appendix C - 5

APPENDIX D
HILTON 2017 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE UNIT AGREEMENT
COUNTRY-SPECIFIC TERMS AND CONDITIONS
Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan, the Performance Share Unit Agreement and the Terms and Conditions for Non-U.S. Participants.
Terms and Conditions
This Appendix D includes additional terms and conditions that govern the Performance Shares if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working or if the Participant moves to another country after receiving the grant of the Performance Shares, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.
Notifications
This Appendix D also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2026. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix D as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Performance Shares vest or the Participant sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working (or if the Participant is considered as such for local law purposes) or if the Participant moves to another country after receiving the grant of the Performance Shares, the information contained herein may not be applicable to the Participant in the same manner.
Appendix D - 1

DATA PRIVACY PROVISIONS FOR PARTICIPANTS
IN ALL COUNTRIES OUTSIDE THE U.S.
Data Privacy Notice for Participants in the European Union / European Economic Area / Switzerland / United Kingdom (“EEA+”)
Pursuant to applicable data protection laws, the Participant is hereby notified that the Company collects, processes, uses and transfers certain personally-identifiable information about the Participant for the exclusive purpose of granting Performance Shares and implementing, administering and managing the Participant’s participation in the Plan. Specifics of the data processing are described below.
Controller and Representative in the United Kingdom and European Union. Unless stated otherwise below, the Company is the controller responsible for the processing of the Participant’s Personal Data (as defined below) in connection with the Plan.
The Company’s representative in the United Kingdom is:
Hilton UK Hotels Ltd.
Hilton Legal Department
Maple Court, Central Park, Reeds Crescent
Watford, Hertfordshire WD24 4QQ
United Kingdom
Via email: DataProtectionOffice@hilton.com
The Company’s representative in the European Union is:
Hilton International Nederland BV
Amsterdam Hilton
Apollolaan 138
1077 BG
Amsterdam
Netherlands
Via email: DataProtectionOffice@hilton.com
Purposes and Legal Bases of Processing. The Company processes the Personal Data (as defined below) for the purpose of performing its contractual obligations under the Performance Share Unit Agreement, granting Performance Shares, implementing, administering and managing the Participant’s participation in the Plan and facilitating compliance with applicable law. The legal basis for the processing of the Personal Data (as defined below) by the Company and the third-party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under the Performance Share Unit Agreement and for the Company’s legitimate business interests of managing the Plan and generally administering the Performance Shares.
Appendix D - 2

Personal Data Subject to Processing. The Company collects, processes and uses the following types of personal data about the Participant: The Participant’s name, home address, email address, date of birth, social insurance, passport number or other identification number, any shares of stock or directorships held in the Company, details of all Performance Shares or any other entitlement to Shares awarded, canceled, settled, vested, unvested or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer (“Personal Data”).
Stock Plan Administration Service Providers. The Company transfers Personal Data to Fidelity Stock Plan Services and certain of its affiliated companies (collectively, “Fidelity”), an independent stock plan administrator with operations, relevant to the Company, in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and may share Personal Data with such service providers. The Company’s stock plan administrators will open an account for the Participant to receive and trade Shares. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan. The Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Participant’s participation in the Plan. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Personal Data by contacting Hilton’s Data Protection Officer as follows:
Hilton Office of the Data Protection Officer
7930 Jones Branch Drive
McLean, VA 22102 USA
Via email: DataProtectionOffice@hilton.com
Other Recipients. The Company may further transfer Personal Data to other third party service providers, if necessary to ensure compliance with applicable laws, exercise or defense of legal rights, and archiving, back-up and deletion processes. Such third party service providers may include the Company’s outside legal counsel as well as the Company’s auditor. Wherever possible, the Company will anonymize data, but the Participant understands that his or her Personal Data may need to be transferred to such providers to ensure compliance with applicable law and/or tax requirements.
International Data Transfers. The Company and its service providers, including, without limitation, Fidelity, operate, relevant to the Company, in the United States, which means that it will be necessary for Personal Data to be transferred to, and processed in, the United States. The Participant understands and acknowledges that the United States is not subject to an unlimited adequacy finding by the European Commission and that Personal Data may not have an equivalent level of protection as compared to the Participant’s country of residence. The legal basis for the transfer of the Personal Data to the Company and the third-party service providers described above is the necessity of the data transfer for the Company to perform its contractual obligations under the Agreement.
Appendix D - 3

Data Retention. The Company will use the Personal Data only as long as necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with applicable laws, exercise or defense of legal rights, and archiving, back-up and deletion processes. This means that Personal Data may be retained even after the Termination Date.
Data Subject Rights. To the extent provided by law, the Participant has the right to: (i) request access to and obtain a copy of the Personal Data; (ii) request rectification (or correction) of Personal Data that is inaccurate; (iii) request erasure (or deletion) of Personal Data that is no longer necessary to fulfill the purposes for which it was collected, or does not need to be retained by the Company for other legitimate purposes; (iv) restrict or object to the processing of the Personal Data; and (v) if applicable, request that Personal Data be ported (transferred) to another company.
Subject to the applicable data protection laws, application of the above rights may vary depending on the type of data involved, and the Company’s particular basis for processing the Personal Data.
To receive clarification or make a request to exercise one of the above rights, the Participant can contact Hilton’s Data Protection Officer as follows:
Hilton Office of the Data Protection Officer
7930 Jones Branch Drive
McLean, VA 22102 USA
Via email: DataProtectionOffice@hilton.com
Contractual Requirement. The Participant’s provision of Personal Data, its processing and transfer as described above is a contractual requirement and a condition to the Participant’s ability to participate in the Plan. The Participant understands that, as a consequence of the Participant’s refusing to provide Personal Data, the Company may not be able to allow the Participant to participate in the Plan, grant Performance Shares to the Participant or administer or maintain such Performance Shares. However, the Participant’s participation in the Plan and his or her acceptance of this Performance Share Unit Agreement are purely voluntary. While the Participant will not receive Performance Shares if he or she decides against participating in the Plan or providing Personal Data as described above, the Participant’s career and salary will not be affected in any way. For more information on the consequences of the refusal to provide Personal Data, the Participant may contact Hilton’s Legal Privacy Office as follows:
Hilton Legal Privacy Office
7930 Jones Branch Drive
McLean, VA 22102, USA
Via email: Privacy@hilton.com
How to Contact Us. For copies of additional privacy documents mentioned in this Agreement, or if the Participant has privacy concerns or questions related to this Agreement,
Appendix D - 4

the Participant may contact the Company at Hilton Legal Privacy Office, 7930 Jones Branch Drive, McLean, VA 22102, USA.
Data Privacy Consent for Participants outside the EEA+ and the U.S.
The Participant acknowledges and agrees to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in the Agreement and any other Performance Share grant materials by and among, as applicable, the Company and the Employer, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, e-mail address, and telephone number, work location and phone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, hire date, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Participant’s participation in the Plan (“Data”).
The Participant understands that Data will be transferred to Fidelity Stock Plan Services and certain of its affiliated companies (“Fidelity”) which is assisting the Company in the implementation, administration and management of the Plan (or any other third party service provider which may assist the Company in the future), that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.
The Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service with the Employer will not be affected; the only consequence of the Participant’s refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Performance Shares or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information
Appendix D - 5

on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
Finally, the Participant understands that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that the Participant provide another data privacy consent. If applicable, the Participant agrees that upon request of the Company or the Employer, the Participant will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that the Participant will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.
Appendix D - 6

GENERAL
Terms and Conditions
Settlement of Performance Shares. If, prior to settlement of the Performance Shares, the Participant transfers employment and/or residence to a country outside the U.S. not covered in this Appendix D to a country in which Performance Shares are settled in cash, the Performance Shares shall continue to be settled in Shares, unless the Company determines, in its discretion, that the Performance Shares shall be settled in cash for legal or administrative reasons.
AUSTRALIA
Notifications
Securities Law Information. The offer of the Plan in Australia is being made pursuant to Division 1A, Part 7.12 of the Australian Corporations Act 2001 (Cth).
Australian Tax Treatment. The Plan is subject to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in that Act).
CHINA
Terms and Conditions
The following provisions apply if the Participant is subject to the exchange control restrictions and regulations in China, including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:
SAFE Approval Requirement. Notwithstanding any provision in the Performance Share Unit Agreement, the Performance Shares shall not vest and Shares will not be issued until all necessary exchange control and other approvals from SAFE or its local counterpart have been received by the Company or one of the members of the Company Group in China under applicable exchange control rules with respect to the Plan and the Performance Shares granted thereunder. Further, the Company is under no obligation to vest the Performance Shares and/or issue Shares if the Company’s SAFE approval becomes invalid or ceases to be in effect by the time the Participant vests in the Performance Shares.
Termination of Employment. Notwithstanding Section 2(c) of the Agreement, if the Participant’s employment terminates as a result of the Participant’s Retirement after the date that is six months after the Date of Grant, any unvested Performance Shares will continue to vest for a period of (90) days after the Termination Date. Any Performance Shares that are unvested as of the end of the 90-day period will be forfeited. Further, any Shares held by the Participant at the time of termination of employment must be sold by the Participant within ninety (90) days after the Termination Date. If not sold by the Participant within such timeframe, the Company will force the sale of the Shares as described in the Restriction on Sale of Shares section below.
Appendix D - 7

Restriction on Sale of Shares. Due to local regulatory requirements, the Company reserves the right to force the sale of any Shares issued upon settlement of the Performance Shares. The sale may occur (i) immediately upon issuance, (ii) following the Participant’s termination of employment, (iii) following the Participant’s transfer of employment to the Company, a member of the Company Group outside of China, or (iv) within any other timeframe as the Company determines to be necessary or advisable to comply with local regulatory requirements. The Participant is required to maintain any Shares acquired under the Plan in an account at a broker designated by the Company (“Designated Account”) and any Shares deposited into the Designated Account cannot be transferred out of the Designated Account unless and until they are sold.
In order to facilitate the foregoing, the Company is authorized to instruct its designated broker to assist with the sale of the Shares (on the Participant’s behalf pursuant to this authorization without further consent) and the Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company will pay to the Participant the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. If the Shares acquired under the Plan are sold, the repatriation requirements described below shall apply.
Employees transferring from outside of China to a member of the Company Group in China and employees transferring from a member of the Company Group in China to the Company or a member of the Company Group outside of China may become or remain subject to the requirements set forth in this Appendix D, as determined by the Company in its sole discretion.
Dividend Reinvestment. In the event that the Company, in its discretion, declares payment of any cash dividends on Common Stock, the Participant acknowledges and agrees that the Company and/or the designated broker may use such cash dividends to automatically purchase additional Shares to be issued into the Participant’s brokerage account. Any additional Shares acquired pursuant to the preceding sentence are subject to the same exchange control requirements as other Shares the Participant may hold. Any cash dividends not used to purchase Shares or pay associated costs (e.g., broker fees) will be immediately repatriated to China pursuant to the procedures set by the Company in compliance with SAFE requirements.
Exchange Control Requirements. Pursuant to exchange control requirements in China, the Participant will be required to immediately repatriate to China any cash proceeds from the sale of the Shares acquired under the Plan or the receipt of any dividends paid on such Shares (unless immediately reinvested, as described above). The Participant understands that, under applicable laws, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by the Company or a member of the Company Group in China, and the Participant hereby consents and agrees that any proceeds from the sale of Shares or the receipt of dividends may be transferred to such special account prior to being
Appendix D - 8

delivered to the Participant. The Participant also understands that the Company will deliver the proceeds to the Participant as soon as possible, but that there may be delays in distributing the funds to the Participant due to exchange control requirements. The Participant understands that the proceeds may be paid to the Participant in U.S. dollars or in local currency, at the Company’s discretion. If the proceeds are paid in U.S. dollars, the Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions.
Finally, the Participant agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
GREECE
There are no country-specific provisions.
INDIA
Notifications
Exchange Control Information. The Participant understands that the Participant must repatriate any proceeds from the sale of Shares acquired under the Plan to India within such period of time as prescribed under applicable Indian exchange control laws, as may be amended from time to time. The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency. The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. It is the Participant’s responsibility to comply with applicable exchange control laws in India. The Participant also agrees to provide any information that may be required by the Company or the Employer to make any applicable filings under exchange control laws in India.
Foreign Asset/Account Reporting Information. The Participant is required to declare any foreign bank accounts for which the Participant has signing authority in the Participant’s annual tax return. It is the Participant’s responsibility to comply with applicable tax laws in India. The Participant should consult with the Participant’s personal tax advisor to ensure that the Participant is properly reporting the Participant’s foreign assets and bank accounts.
SINGAPORE
Terms and Conditions
Restriction on Sale of Shares. The Performance Shares are subject to section 257 of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and the
Appendix D - 9

Participant should not make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the Performance Shares, unless such sale or offer in Singapore is made (1) after 6 months of the grant of the Performance Shares to the Participant; or (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Notifications
Securities Law Information. The offer of the Plan, the grant of the Performance Shares, and the value of underlying Shares at vesting are being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Obligation. Directors, associate directors or shadow directors of a Singapore member of the Company Group are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify such entity in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest (e.g., Performance Shares granted under the Plan or Shares) in the Company or any member of the Company Group, (ii) any change in previously-disclosed interests (e.g., sale of Shares), of (iii) becoming a director, associate director or shadow director of a member of the Company Group in Singapore, if the individual holds such an interest at that time.
SPAIN
Terms and Conditions
No Entitlement for Claims or Compensation. This provision supplements Section 12 of the Performance Share Unit Agreement and Section 2 of the Terms and Conditions for Non-U.S. Participants:
By accepting the Performance Shares, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan document.
The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to make grants of Performance Shares under the Plan to individuals who may be employees of the Company or other members of the Company Group throughout the world. The decision is limited and entered into based upon the express assumption and condition that (i) any Performance Shares will not economically or otherwise bind the Company or any other member of the Company Group, including the Employer, on an ongoing basis, other than as expressly set forth in the Agreement; (ii) the Performance Shares shall not become part of any employment contract (whether with the Company or any other member of the Company Group, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever; and (iii) unless otherwise expressly set forth in the Agreement, any unvested Performance Shares will be forfeited upon the Participant’s termination of employment for any reason, as detailed below.
Appendix D - 10

Furthermore, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the grant of the Performance Shares, which is gratuitous and discretionary, since the future value of the Performance Shares is unknown and unpredictable.
The Participant understands and agrees that, unless otherwise expressly set forth in the Agreement, the Participant’s termination of employment for any reason (including for the reasons listed below) will automatically result in the cancellation and loss of any Performance Shares that may have been granted to the Participant and that were not fully vested on the Termination Date. In particular, the Participant understands and agrees that, unless otherwise expressly set forth in the Agreement, the Performance Shares will be cancelled without entitlement to any proceeds or to any amount as indemnification if the Participant terminates employment by reason of, including, but not limited to: resignation, death, disability, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.
The Participant also understands that the grant of Performance Shares would not be made but for the assumptions and conditions set forth hereinabove; thus, the Participant understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the grant of the Performance Shares shall be null and void.
Notifications
Securities Law Information. The Performance Shares do not qualify under Spanish regulations as securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement (including Appendix B and this Appendix C) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
Foreign Asset/Account Reporting Information. The Participant may be subject to certain tax reporting requirements with respect to rights or assets (including cash in a bank or brokerage account) held outside of Spain with an aggregate value exceeding a certain threshold (currently €50,000 per type of asset or right) as of December 31 each year. Unvested awards (e.g., Performance Shares) are not considered assets or rights for purposes of this reporting requirement. If applicable, the Participant must report the assets on Form 720 by no later than March 31 following the end of the relevant year. After the assets and/or rights are initially reported, the reporting obligation will apply only if the value of previously reported assets or rights increases by more than a certain threshold (currently €20,000) as of each subsequent December 31. The Participant should consult with the Participant’s personal advisor to determine the Participant’s obligations in this respect.
Appendix D - 11

Exchange Control Information. The Participant may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments and any transactions with non-Spanish residents (including any payments of cash made to the Participant by the Company into a U.S. brokerage account) if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed a certain threshold (currently €1,000,000). Once this threshold has been surpassed in either respect, the Participant will generally be required to report all of the Participant’s foreign accounts, foreign instruments and transactions with non-Spanish residents, even if the relevant threshold has not been crossed for an individual item. The Participant will generally only be required to report on an annual basis.
UNITED ARAB EMIRATES
Notifications
Securities Law Information. Participation in the Plan is being offered only to Eligible Persons and is in the nature of providing equity incentives to Eligible Persons. Any documents related to participation in the Plan, including the Plan, the Agreement and any other grant documents (“Performance Share Documents”), are intended for distribution only to such Eligible Persons and must not be delivered to, or relied on by, any other person in the United Arab Emirates (“UAE”). The UAE securities or financial/economic authorities have no responsibility for reviewing or verifying any Performance Share Documents. No UAE authority or governmental agency has approved the Performance Share Documents nor taken steps to verify the information set out in them or is responsible for their content.
The securities to which this statement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. The Participant is aware that he or she should, as a prospective stockholder, conduct his or her own due diligence on the securities. The Participant acknowledges that if he or she does not understand the contents of the Performance Share Documents, the Participant should consult an authorized financial advisor.
UNITED KINGDOM
Terms and Conditions
Share Settlement. Notwithstanding any provision in the Performance Share Unit Agreement and the Terms and Conditions for Non-U.S. Participants to the contrary, any vested Performance Shares shall be settled in Shares only (and shall not be settled in cash).
Responsibility for Taxes. This provision supplements Section 4 of the Performance Share Unit Agreement and Section 1 of the Terms and Conditions for Non-U.S. Participants:
Appendix D - 12

Without limitation to Section 4 of the Performance Share Unit Agreement and Section 1 of the Terms and Conditions for Non-U.S. Participants, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant understands that he or she may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by the Participant, in case the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be obtained from the Participant by any of the means referred to in Section 4 of the Performance Share Unit Agreement or Section 1 of the Terms and Conditions for Non-U.S. Participants.
Appendix D - 13